UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN COMMERCIAL LINES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

April 19, 2007

Dear Stockholder:

The Annual Meeting of Stockholders of American Commercial Lines Inc. (the “Company”) will be held on, Monday, May 21, 2007, at 1:00 p.m. Eastern time, at Headquarters, American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report for the year ended December 31, 2006.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 1701 E. Market Street, Jeffersonville, Indiana 47130 or by telephone at (812) 288-0144 or by email at InvestorBoard@aclines.com.

Sincerely,

Mark R. Holden
President and Chief Executive Officer

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2007

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of American Commercial Lines Inc. (the “Company”) will be held on Monday, May 21, 2007, at 1:00 p.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130.

At the Annual Meeting, stockholders will be asked to:

•	elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 29, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 1701 E. Market Street, Jeffersonville, Indiana 47130.

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of the Board of Directors

Lawrence M. Cuculic
Vice President Legal and Secretary

April 19, 2007

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

PROXY STATEMENT

Annual Meeting of Stockholders—May 21, 2007

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of American Commercial Lines Inc. (the “Company”) of proxies from holders of its outstanding shares of common stock, par value $.01 per share (the “Common Stock”), for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 21, 2007 at 1:00 p.m. Eastern time, at American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 19, 2007. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

The Annual Meeting has been called for the following purposes: (i) to elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1); (ii) to ratify the appointment by the Board of the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2); and (iii) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Who Can Vote

Only holders of record of Common Stock at the close of business on March 29, 2007 are entitled to notice of and to vote at the Annual Meeting (the “Record Date”). On the Record Date, there were 61 holders of record of the 62,464,846 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting. Each share is entitled to one vote. A list of the stockholders of record will be available at the Annual Meeting and during the 10 days prior to the Annual Meeting at the Company’s principal executive offices.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and hold these shares in “street name.” These proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted for the proposals.

If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or Internet. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet and telephone voting options.

A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

Attending the Annual Meeting in Person

Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.

Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 12:00 p.m. Eastern time, and seating will begin at 12:45 p.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Required Vote

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

If a quorum is present at the annual meeting, the seven nominees for director receiving a majority number of votes cast will be elected to the Board. Abstentions and broker “non-votes” are not counted for this purpose.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter. For this purpose, abstentions have the same effect as votes against such proposal but broker “non-votes” are not counted as entitled to vote for this purpose and have no effect on the outcome of the vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees.  The nominees of the Board are the seven persons named below, all of whom are currently members of the Board. The Board has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unavailable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board may nominate.

The following table sets forth the name, age (as of April 1, 2007) and principal occupation of each person nominated by the Board, their positions with the Company and business experience during at least the last five years, and the year each first was elected or appointed as a director.

Director
Name and Age	Business Experience and Directorships	Since

Clayton K. Yeutter (76) Chairman of the Board	Mr. Yeutter was appointed a director of ACL in January 2005. Mr. Yeutter is a senior advisor on international trade matters to Hogan & Hartson L.L.P., a law firm in Washington, D.C. Mr. Yeutter has been employed by Hogan & Hartson since 1993. Prior to joining Hogan & Hartson, Mr. Yeutter served as U.S. Trade Representative from 1985 to 1989, as Secretary of Agriculture in 1989 and 1990, as Republican National Chairman in 1991 and as counselor to the President in 1992. Prior to this, Mr. Yeutter served as President and Chief Executive Officer of the Chicago Mercantile Exchange from 1978 through 1985, held two Assistant Secretary of Agriculture posts under President Nixon and served as Deputy Special Trade Representative under President Ford. In addition, Mr. Yeutter serves as a director of Covanta Holding Corp., a waste to energy company, and Burlington Capital Group, a privately-owned investment management company.	January 2005

Director
Name and Age	Business Experience and Directorships	Since

Eugene I. Davis (52) Director	Mr. Davis was appointed a director of ACL in January 2005. Since 1999, Mr. Davis has served as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a turn-around and corporate consulting firm. Mr. Davis was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, from September 2001 to November 2003, and served as the Restructuring Officer for RBX Industries, a manufacturer and distributor of rubber and plastic-based foam products, from January to September 2001. Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates since April 2001. Mr. Davis currently serves as Chairman of the board of directors for Atlas Air Worldwide Holdings, Inc., and as a director for Knology, Inc., McLeodUSA Incorporated, Silicon Graphics, Inc., and PRG-Schultz International, Inc.	January 2005
Mark R. Holden (47) Director, President and Chief Executive Officer	Mr. Holden was named President and Chief Executive Officer of ACL on January 18, 2005 and has also served as a director of ACL since that date. Prior to joining the Company, Mr. Holden served in the Office of the Chief Executive Officer and as Chief Financial Officer, since May 1995, of Wabash National Corporation, a large manufacturer of truck trailers. Mr. Holden also served on the board of directors of Wabash from 1995 to 2003 and on the Executive Committee of the Board. Prior to that, Mr. Holden held a variety of positions of increasing responsibility with Wabash beginning in 1992. Before joining Wabash, Mr. Holden spent 12 years at an international accounting firm. Mr. Holden currently serves as a director for the Indiana Chamber of Commerce and for the Indiana Economic Development Corporation.	January 2005

Director
Name and Age	Business Experience and Directorships	Since

Richard L. Huber (70) Director	Mr. Huber was appointed a director of ACL in January 2005. Mr. Huber served as a director of American Commercial Lines LLC, the predecessor entity of the Company (‘‘ACL LLC”), from 2000 to January 2005 and as Interim Chief Executive Officer of ACL LLC from April 2004 to January 2005. Mr. Huber has been Managing Director, Chief Executive Officer and Principal of Norte-Sur Partners, a direct private equity investment firm focused on Latin America, since January 2001. Prior to that, from 1995 to February 2000, Mr. Huber held various positions with Aetna, Inc., a leading health and disability benefits provider, most recently as Chief Executive Officer. Mr. Huber has approximately 40 years of prior investment and merchant banking, international business and management experience, including executive positions with Chase Manhattan Bank, Citibank, Bank of Boston and Continental Bank. In addition, Mr. Huber is Chairman of the board of the directors of G. Barbosa (a Brazilian supermarket chain) and serves as a director of Covanta Holding Corp., a waste to energy company, Aqua Bounty Technology, North American Emerald Mines, and Vina San Rafael, in Chile.	January 2005
Nils E. Larsen (36) Director	Mr. Larsen was appointed a director of ACL in January 2005. Mr. Larsen has served as a managing director of Equity Group Investments, L.L.C., a private investment group, since 2001. Prior to that, from 1995 to 2001, Mr. Larsen held various positions with Equity Group Investments, working in the transportation, energy, communications and retail industries. In addition, Mr. Larsen serves as a director of Rewards Network, Inc.	January 2005
Emanuel L. Rouvelas (62) Director	Mr. Rouvelas was appointed a director of ACL in January 2005. Mr. Rouvelas is a partner in the law firm Kirkpatrick & Lockhart Preston Gates Ellis LLP. Previously, he was a founding partner and Chairman of Preston Gates Ellis & Rouvelas Meeds LLP. Mr. Rouvelas has established a federal counseling and lobbying practice and has advised many of the world’s leading shipping companies. Prior to joining Preston Gates, Mr. Rouvelas was counsel to the U.S. Senate Committee on Commerce and chief counsel to its Merchant Marine and Foreign Commerce Subcommittees.	January 2005

Director
Name and Age	Business Experience and Directorships	Since

R. Christopher Weber (51) Director	Mr. Weber was appointed a director of ACL in January 2005. From January 1991 until his retirement in May 1999, Mr. Weber served as the Senior Vice President and Chief Financial Officer of Jacor Communications, Inc., a radio broadcast company. Mr. Weber is also a retired Certified Public Accountant.	January 2005

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.

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THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Compensation 2006

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Clayton K. Yeutter	$61,250	$16,746(1)	$61,717(2)	—	—	—	$139,713
Eugene I. Davis	$55,000	$11,164(3)	$41,145(4)	—	—	—	$107,307
Richard L. Huber	$30,000	$11,164(3)	$41,145(4)	—	—	—	$82,309
Nils E. Larsen	$42,500	$11,164(3)	$41,145(4)	—	—	—	$94,809
Emanuel L. Rouvelas	$51,250	$11,164(3)	$41,145(4)	—	—	—	$103,559
R. Christopher Weber	$58,750	$11,164(3)	$41,145(4)	—	—	—	$111,059

(1)	In January 2006 and 2005, Mr. Yeutter, as Chairman of our Board, received 1,800 and 12,000 restricted shares of Common Stock respectively. The restricted shares vest in three equal annual installments, commencing on the first anniversary of the grant date. Dollar values represent the expense recognized for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The fair market values of the stock on dates of grants were $15.31 and $2.08 per share in 2006 and 2005 respectively.

(2)	On January 17, 2006, Mr. Yeutter, as Chairman of our Board, received 12,900 nonqualified options to purchase Common Stock at an exercise price of $15.31 per share. The options vested on July 17, 2006. Dollar values represent the expense recognized for financial statement purposes in accordance with FAS 123R.

(3)	In January 2006 and 2005, Messrs. Davis, Huber, Larsen, Rouvelas and Weber, non-employee directors, received 1,200 and 8,000 restricted shares of Common Stock respectively. The restricted shares vest in three equal annual installments, commencing on the first anniversary of the grant date. Dollar values represent the expense recognized for financial statement purposes in accordance with FAS 123R. The fair market values of the stock on dates of grants were $15.31 and $2.08 per share in 2006 and 2005 respectively.

(4)	On January 17, 2006, Messrs. Davis, Huber, Larsen, Rouvelas and Weber, non-employee directors, received 8,600 nonqualified options to purchase Common Stock at an exercise price of $15.31 per share, the fair market value at close of market on the date of grant, January 17, 2006. The options vested on July 17, 2006. Dollar values represent the expense recognized for financial statement purposes in accordance with FAS 123R.

For fiscal year 2006, the Chairman of our Board was paid $45,000 annually and the other non-employee directors were paid $30,000 annually. The Chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee were each paid an additional $5,000 annually. Each member of a Committee, including the Chairman of each Committee, received an additional $1,250 per Committee meeting attended in person or by telephone.

The aggregate shares for restricted stock grants and options which were outstanding as of December 31, 2006 are presented in the table below.

	Stock Awards
	Restricted Stock	Restricted Stock Units	Stock Options
	(#)	(#)	(#)

Clayton K. Yeutter	12,000	2,700	108,900
Eugene I. Davis	8,000	1,800	72,600
Richard L. Huber	8,000	1,800	72,600
Nils E. Larsen	8,000	1,800	62,600	(1)
Emanuel L. Rouvelas	8,000	1,800	72,600
R. Christopher Weber	8,000	1,800	72,600

(1)	Mr. Larsen exercised and sold 10,000 option shares during 2006.

Corporate Governance Matters

Board Independence.  At least a majority of the Board must qualify as independent within the meaning of the rules of the NASDAQ Stock Market. The Board undertook its annual review of director independence in March 2007. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has affirmatively determined that other than Messrs. Huber and Holden, each of whom is or was an executive officer of the Company, all of the remaining five members of the Board are independent within the meaning of the rules of NASDAQ.

The Board concluded that none of Messrs. Davis, Larsen, Rouvelas and Weber possess any of the bright-line relationships set forth in the listing standards of the NASDAQ Stock Market that prevent independence, or any other relationship with the Company other than Board membership. With respect to Mr. Yeutter, the Board considered the fact that in 2006, the Company engaged Hogan & Hartson LLP, to which Mr. Yeutter is a senior advisor, to perform legal services for the Company. The Board concluded that this relationship is not one of the bright-line relationships set forth in the listing standards of the NASDAQ Stock Market that prevent independence, and that this relationship does not constitute a material relationship because both Mr. Yeutter’s relationship with Hogan & Hartson and that firm’s relationship with the Company are sufficiently immaterial so as not to impair Mr. Yeutter’s independent judgment in connection with his duties and responsibilities as a director of the Company. With respect to Mr. Larsen, the Board considered the fact that Mr. Larsen serves as the Managing Director of Equity Group Investments, L.L.C., an affiliate of GVI Holdings, Inc. an 18.5% stockholder of the Company. The Board concluded that a relationship with a stockholder of the Company in and of itself does not impair Mr. Larsen’s independent judgment in connection with his duties and responsibilities as a director of the Company.

Corporate Governance Guidelines and Code of Ethics.  The Company has Corporate Governance Guidelines, which are applicable to all directors of the Company. In addition, the Board approved a separate Code of Ethics, which is applicable to all employees and directors of the Company including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Corporate Governance Guidelines are available on the Company’s website under the Investor Relations tab (www.aclines.com). The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its website.

Criteria for Board Membership.  Working closely with the full Board, the Nominating and Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent Directors and the need for financial or other specialized expertise. The Nominating and Governance Committee shall identify possible nominees who meet specified objectives in terms of the composition of the Board, taking into account such factors as geographic, occupational, gender, race and age diversity.

Director Nomination Procedure.  The Nominating and Governance Committee is responsible, when the need arises, for seeking individuals qualified to become Board members for recommendation to the Board. The entire Board shall nominate members for election to the Board and for filling vacancies on the Board. The Nominating and Governance Committee will consider candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation to the Corporate Secretary, 1701 E. Market Street, Jeffersonville, Indiana 47130, who will forward it to the Nominating and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Governance Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s Bylaws. Director nominees will be evaluated pursuant to the procedures and criteria set forth above under the heading “Criteria for Board Membership.”

Majority Voting Policy.  The Company has adopted a Majority Voting Policy which states that in an uncontested election (i.e., an election when the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from election than votes “for” such election (a “Majority Withheld Vote”), shall promptly tender a resignation to the Board of Directors for consideration.

The Nominating and Governance Committee shall promptly consider the resignation offer and recommend to the Board of Directors action with respect to the tendered resignation, which may include (i) accepting the resignation, (ii) maintaining the Director but addressing the underlying cause of the “withheld” votes, (iii) determining not to renominate the Director in the future, (iv) rejecting the resignation, or (v) any other action the Nominating and Governance Committee deems to be appropriate and in the best interests of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Governance Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the overall composition of the Board of Directors, the Director’s contributions to the Company, the mix of skills and backgrounds of the Directors, and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC, the NASDAQ Stock Market or the Company’s Corporate Governance Guidelines.

The Board of Directors will act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote.

Following the Board of Directors’ decision on the Nominating and Governance Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.

Except in certain special circumstances, any Director who tenders a resignation pursuant to this provision shall not participate in the Nominating and Governance Committee review and recommendation process or the Board of Directors’ consideration regarding the action to be taken with respect to the tendered resignation.

To the extent that one or more Directors’ resignations are accepted by the Board of Directors, the Nominating and Governance Committee will recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

Stockholder Communication with the Board.  It is the policy of the Company to facilitate communication with the Board. The Company’s stockholders and interested parties may send communications to the Board or the Presiding Director in the manner described below. All communications should be delivered either: (i) in writing addressed c/o the Corporate Secretary’s Office at 1701 E. Market Street, Jeffersonville, Indiana 47130 or (ii) via email to InvestorBoard@aclines.com.

All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of the securities of the Company that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest;

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Each communication will be forwarded to the Director(s) to which it is addressed. Communications may, at the direction of the Board, be shared with Company management.

Director Evaluation Policy.  The Nominating and Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During 2006, the Board held six meetings and acted by unanimous written consent six times. All of the directors attended all of the regular and special meetings of the Board and the regular and special meetings of the committees on which they served. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. At last year’s annual meeting, six of the Company’s directors attended in person and one participated through electronic conferencing. The Board holds regular executive sessions without management present at the end of each regularly scheduled Board meeting, as required by NASDAQ rules. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our committees are comprised entirely of independent directors as currently required under the existing rules of the Exchange Act and the NASDAQ Stock Market. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website under the Investor Relations tab at www.aclines.com.

Audit Committee.  The Audit Committee of our Board selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our Board has adopted a written charter of the Audit Committee. Messrs. Weber, Davis and Yeutter currently serve as members of the Audit Committee, with Mr. Weber serving as Chairman. Mr. Weber is an “audit committee financial expert” as defined by the SEC. Our Board has determined that each of the members of the Audit Committee is “independent,” as that term is defined for audit committee members under the listing standards of the NASDAQ Stock Market and the Securities Exchange Act of

1934, as amended (the “Exchange Act”). During 2006, the Audit Committee held 13 meetings. The Audit Committee’s report required by the SEC rules appears on pages 35 and 36.

Compensation Committee.  The Compensation Committee of our Board determines salaries and incentive compensation for our executive officers and administers our employee benefit plans. The Compensation Committee also reviews and discusses the preparation of the Company’s Compensation Disclosure and Analysis with management. Our Board has adopted a written charter of the Compensation Committee. Messrs. Larsen, Rouvelas and Weber serve as members of the Compensation Committee, with Mr. Larsen serving as Chairman. Our Board has determined that each of the members of the Compensation Committee is “independent,” as such term for compensation committee members is defined in the listing standards of the NASDAQ Stock Market; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act; and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended. During 2006, the Compensation Committee held six meetings and acted by unanimous written consent two times.

Nominating and Governance Committee.  The Nominating and Governance Committee of our Board identifies individuals qualified to become members of the Board, recommends to the Board the director nominees for the next annual meeting of stockholders, identifies individuals to fill vacancies on the Board, recommends changes to our Corporate Governance Guidelines, leads the annual review of both the Nominating and Governance Committee’s performance and the Board’s performance and recommends nominees for each committee of the Board. In addition, the Nominating and Governance Committee also oversees the Company’s public policy committee and public policy activities, reviews and assesses the adequacy of the Company’s Investor Communications program annually. Messrs. Davis and Rouvelas serve as members of the Nominating and Governance Committee, with Mr. Rouvelas serving as Chairman. Our Board has determined that each of the members of the Nominating and Governance Committee is “independent,” as that term is defined for nominating and governance committee members under the listing standards of the NASDAQ Stock Market and the Exchange Act. The Nominating and Governance Committee held seven meetings during 2006.

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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernest & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2007. E&Y has audited the books and records of the Company for the fiscal years ended December 31, 2006, December 31, 2005, and December 31, 2004. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.

In connection with the audit of the Company’s financial statements and internal control over financial reporting for fiscal year 2007, the Company entered into an agreement with E&Y which sets forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The agreement with E&Y with respect to audit services for fiscal year 2006 contained the same provisions.

Disclosure of Auditor Fees

The description of the fees billed to the Company by E&Y during the years ended December 31, 2005 and 2006 is set forth below.

	2005	2006

Audit Fees(1)	$884,890	$957,437
Audit-Related Fees(2)	$40,000	$65,355
Tax Fees(3)	$48,857	$86,350

Total Fees	$973,747	$1,109,142

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, statutory audits, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans and audit procedures required to comply with financial, accounting or contractual reporting matters.

(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended December 31, 2006 and December 31, 2005 were pre-approved by the Audit Committee in accordance with these policies and procedures.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

SECURITY OWNERSHIP OF AMERICAN COMMERCIAL LINES INC.

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 29, 2007 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each member of the Board; (iii) each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class(1)

GVI Holdings, Inc.	11,535,128	(2)	18.5%
2 North Riverside Plaza, Suite 600 Chicago, IL 60606
FMR Corp.	9,265,232	(3)	14.8%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	8,627,160	(4)	13.8%
75 State Street Boston , MA 02109
Tremblant Capital Group	3,469,844	(5)	5.6%
767 Fifth Avenue New York, NY 10153
Clayton K. Yeutter	121,500	(6)	*
Eugene I. Davis	78,332	(7)	*
Richard L. Huber	661,660	(8)	1.1%
Nils E. Larsen	88,744	(9)	*
Emanuel L. Rouvelas	88,332	(10)	*
R. Christopher Weber	83,332	(11)	*
Mark R. Holden	9,980	(12)	*
W. Norbert Whitlock	202,210	(13)	*
Christopher A. Black	117,884	(14)	*
Jerry R. Linzey	74,390	(15)	*
Nick C. Fletcher	0	(16)	*
Directors and Executive Officers as a Group (14 Persons)	1,529,772		2.4%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 62,464,846 shares of common stock outstanding as of March 29, 2007 together with applicable options to purchase shares of Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 1, 2007 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The common stock reflected in this table reflect the two-for-one stock split of February 20, 2007.

(2)	According to the Schedule 13D/A filed with the SEC on April 28, 2006, this includes: (i) 5,317,084 shares of Common Stock as to which GVI Holdings, Inc. shares beneficial ownership; (ii) 139,512 shares of Common Stock as to which GAMI Investments, Inc. shares beneficial ownership; (iii) 2,771,018 shares of Common Stock as to which SZ Investments, L.L.C. shares beneficial ownership; (iv) 1,174,712 shares of Common Stock and 559,672 shares of Common Stock issuable upon exercise of the HY I Investments, L.L.C. Warrant, as to each of which HY Investments, L.L.C. shares beneficial ownership; and (v) 1,573,130 shares of Common Stock as to which EGI-Fund (05-07) Investors, L.L.C. shares beneficial ownership, the aggregate 11,535,128 shares of Common Stock held by the Stockholders, as to which each of which Chai Trust Company, L.L.C. shares beneficial ownership, represent approximately 18.5% of the issued and outstanding Common Stock.

(3)	Beneficial ownership of Common Stock is as of December 31, 2006 as reported on Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2007.

(4)	Beneficial ownership of Common Stock is as of December 31, 2006 as reported on Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2007.

(5)	Beneficial ownership of Common Stock is as of December 31, 2006 as reported on Schedule 13G/A that was filed by Tremblant Capital Group with the SEC on February 14, 2007.

(6)	This amount excludes 5,932 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 108,900 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(7)	This amount excludes 3,954 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 72,600 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(8)	This amount excludes 3,954 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 297,320 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(9)	This amount excludes 3,954 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 62,600 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(10)	This amount excludes 3,954 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 10,000 shares held jointly with a family member. This amount includes 72,600 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(11)	This amount excludes 3,954 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 5,000 shares held jointly with a family member. This amount includes 72,600 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(12)	This amount excludes 168,990 shares of restricted stock that will not vest within 60 days of April 1, 2007. Beneficial ownership reported also includes 9,600 shares of Common Stock held by certain members of Mr. Holden’s family.

(13)	This amount excludes 82,094 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 106,434 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(14)	This amount excludes 43,860 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 80,832 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(15)	This amount excludes 43,948 shares of restricted stock that will not vest within 60 days of April 1, 2007. This amount includes 37,008 shares of common stock issuable on exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2007.

(16)	This amount excludes 43,250 shares of restricted stock that will not vest within 60 days of April 1, 2007.

Non-Employee Director Stock Ownership Guidelines

The Board of the Company believes that Non-Employee Directors should own and hold Company common stock to further align their interests and actions with the interests of the Company’s stockholders. Accordingly, the Board adopted the following Non-Employee Director Stock Ownership Guidelines (the “Guidelines”), effective as of October 1, 2006,

Non-Employee Director Stock Ownership Guidelines.  Non-Employee Directors of the Company shall own Company common stock equal in value to the lesser of five times the annual Board retainer (not including any additional fees paid for attendance of meetings or for service as a committee chairperson) or 8,000 shares, calculated using the annual retainer as of the later of the date these Guidelines were adopted, September 25, 2006, or the date the Director is first elected to the Board. Non-Employee Directors are required to achieve the Guidelines within five years of joining the Board, or, in the case of Non-Employee Directors serving at the time the Guidelines were adopted, within five years of the date of adoption of the Guidelines. Once achieved, ownership of the Guideline amount must be maintained as long as the Director retains his or her seat on the Board.

Compliance with the Guidelines

The following stock will be counted in determining whether a Non-Employee Director owns the requisite amount of stock:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises or restricted stock unit awards;

•	Restricted stock granted under the Company’s equity based incentive plans;

•	Stock held in trust for the benefit of the director or a spouse and/or minor children; and

•	Stock owned jointly with, or separately by a spouse and/or minor children.

Exceptions.  There may be instances when these Guidelines would place a severe hardship on a Non-Employee Director. The Nominating and Governance Committee will make the final decision as to developing alternative stock ownership guidelines for a Director that reflect the intentions of these Guidelines and the Director’s individual circumstances.

Amendments.  The Nominating and Governance Committee retains the right to amend these Guidelines from time to time as may be necessary.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview of the Executive Compensation Program

The Compensation Committee of the Board of Directors of American Commercial Lines Inc. (the “Committee”), comprised of three independent, non-employee directors as required under the NASDAQ listing standards, is responsible for overseeing the Company’s executive compensation program. During fiscal year 2006, the Committee consisted of Messrs. Larsen, Rouvelas and Weber.

The Committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure they are aligned with the Company’s business strategy and objectives, stockholder interests and corporate culture. The Committee annually reviews and approves corporate goals and objectives relevant to all compensation elements for the Company’s Chief Executive Officer and other executive officers of the Company, evaluates their performance in light of those goals and objectives, and sets compensation levels based on the evaluations. The Committee receives and considers input from the Chief Executive Officer and the Senior Vice President of Human Resources with respect to compensation levels for other executive officers. However, the Committee exercises its discretion in modifying any recommended adjustments or awards to the other executive officers. The Chief Executive Officer and representatives from human resources and finance participate in Committee meetings and provide responses to Committee member questions. The Committee holds executive sessions without members of management present at least quarterly, but typically six times per year.

In making compensation decisions, the Committee reviews the amount of total compensation paid to each executive officer and the amount of wealth generated through employment service, and considers the relative amount of total compensation paid to the Company’s executive officers.

In 2006, the Committee engaged compensation consultant Solenture, Inc. to assist in its review and analysis of executive compensation. The consultant provided and the Committee considered results of surveys related to executive compensation practices, policies and trends.

Ultimately, the Committee designs the executive compensation program so that it is reasonable and fair, and will be perceived as such to the management team and the stockholder base equally.

Objectives of the Executive Compensation Program

The primary objective of the Company’s executive compensation program is to align the wealth creation opportunity of the Company’s executive officers with increases in stockholder value. The Committee considers the attendant impact on stockholder value when making executive compensation decisions. The Committee uses various measures of stockholder value in their assessment, including but not limited to: earnings before interest, taxes, depreciation and amortization (“EBITDA”); net income; and share price.

Additionally, the Company’s executive compensation program has as an objective attracting and retaining first-class management talent from transportation and manufacturing industries who are capable of executing the Company’s strategic plan.

Executive Compensation Is Designed to Reward Company and Individual Performance

The Company’s executive compensation program rewards company performance and individual executive performance. The executive compensation program rewards the executive management team when certain company-wide operational and financial metrics are achieved consistent with the Company’s annual budget. The Board of Directors approves the metrics on a fiscal-year basis within the process of their approving the Company’s overall annual budget. The metrics, individually and together, are quantifiable and measurable, and are not qualitative. The metrics include, but are not limited to: EBITDA; net income per share; safety; selling, general and administrative (“SG&A”) expenses; and working capital. These metrics align Company goals and executive compensation.

The metrics upon which the executive compensation program is designed are company-wide metrics although an individual executive’s compensation opportunity may be weighted differently based on that individual’s position and associated level of responsibility.

Components of Executive Compensation

There are three components to executive compensation:

•	Cash Compensation — Base Salary;

•	Cash Compensation — Annual Bonus Opportunity; and

•	Equity Compensation — Restricted Stock Units and Stock Options.

Why the Company Chooses to Pay Each Element

Cash Compensation — Base Salary

Each executive receives a base salary commensurate with the scope and responsibility of his or her position. The base salary is established giving due consideration to the executive’s knowledge, experience, expertise and abilities. The executive’s expected contributions are also considered.

The executive has the opportunity to experience increases and, in certain circumstances, decreases in base salary based on individual performance and company performance although changes in executive compensation are mainly provided through performance-oriented components of executive compensation.

The Company believes that offering competitive base salaries is necessary to attract and retain talented executives who will help maximize the short and long-term value of the Company.

Cash Compensation — Annual Bonus Opportunity

Each executive has the opportunity to participate in company performance through the receipt of an annual cash bonus payment. The annual bonus payment ties executive compensation to the performance of the company. The annual bonus opportunity motivates and focuses executive activity throughout the course of the year.

The Company believes annual bonuses are an important element of compensation because they reward excellent performance and encourage executives to continue to strive for a high level of Company performance that builds stockholder value. As noted previously, executives have the potential to receive annual incentive bonuses based on Company performance measured against annually established operating and financial metrics such as: EBITDA; net income per share; safety; SG&A expenses; and working capital.

Equity Compensation — Restricted Stock Units and Stock Options

Each executive has the opportunity to participate in the long-term equity performance of the company through the receipt of Company restricted stock units and stock options. The equity grants are predominantly tied to multi-year performance targets that are directly related to measurable metrics that reflect increases in stockholder value. The provision of equity opportunities to executives is designed to tie executive compensation to the performance of the Company and to motivate and focus executive activity over the course of several years.

The Committee believes that equity compensation is an important factor with respect to the retention of the Company’s executive officers and the alignment of their interests with those of the Company’s stockholders. Such equity compensation provides an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business.

How the Company Determines the Amount for Each Element

Base Salary

The Committee determines each executive’s base salary through the constant assessment of its needs and what the market requires to fulfill those needs. The Committee considers the Company’s existing compensation structure and determines the appropriate compensation for desired levels of responsibility. The Committee does not apply a formula for determining base salary or annual changes to base salary levels.

The base salaries for executive officers, including the Chief Executive Officer (the “CEO”), are determined by the Committee based on several factors, including but not limited to:

•	The nature and responsibility of the position;

•	The experience and performance of the individual executive officer; and

•	The recommendations of the Company’s CEO and Senior Vice President of Human Resources (except with regard to their own salaries).

Several executive officers whose compensation is reported in the Summary Compensation Table (the “Named Executive Officers”) are employed pursuant to agreements described under “Employment Agreements.” Their base salaries are shown in the “Salary” column of the Summary Compensation Table.

Cash Compensation — Annual Bonus Opportunity

Each executive has a specified target percentage of his or her base salary that determines the targeted annual bonus opportunity. The executive has the ability to exceed or fall short of his or her targeted annual bonus opportunity within a specified band. The Company pays fifty percent (50%) of an executive’s targeted annual bonus when the Company achieves a level of performance equal to eighty percent (80%) of the established base-line performance criteria. The Company may pay up to 150% of an executive’s targeted annual bonus when the Company achieves a level of performance equal to one hundred and twenty percent (120%) of the established base-line performance criteria. Each of the established performance criteria is measured individually so it is possible to achieve various percentages of each individual performance metric.

The annual cash bonuses paid in fiscal year 2006 to the Company’s executive officers, including the Named Executive Officers, were based on the Company’s 2006 Annual Incentive Plan (the “AIP”). The Committee considered a combination of financial measures and business objectives when determining 2006 bonuses. The financial measures (80% of the total) included earnings per share (45%) and EBITDA (35%). The remaining 20% was tied to the achievement of the following business objectives: safety (10%); SG&A as a percentage of sales (5%); and working capital (5%). An individual’s target award opportunity is calculated based upon a percentage of base salary determined by job level and the achievement of the defined Company performance goals. The actual amounts of incentive awards are calculated using the following formula:

Actual Base Salary Earnings	x	Target Award Opportunity	x	Overall Performance Score

For fiscal year 2005, the Target Award Opportunities for the Named Executive Officers ranged from 65% to 100% of actual base salary depending on position. For fiscal year 2005, the Committee determined the extent to which the performance goals were achieved and approved the amount of the annual incentive bonus to be paid to each participant. In 2006, the Company paid a total of $10.6 million to employees under the AIP for fiscal year 2005 performance, including a total of $1.8 million to Named Executive Officers.

The Company has a practice of establishing targeted performance metrics that require exceptional performance to ensure that the annual bonus payment maintains its performance based nature and does not become and is not perceived as an entitlement. The Company has paid out between zero percent (0%) and one hundred and fifty percent (150%) of its various performance targets in 2006.

Equity Compensation — Restricted Stock Units and Stock Options

The Committee grants equity awards based upon performance, the executive’s ability to impact the Company’s results, and the executive’s anticipated future contributions. The Committee allocates equity grants into three components and weights them to place the primary focus on aligning executive equity and stockholder value.

Each executive has a targeted percentage of his or her base salary that determines the potential value of that year’s equity grant. Stock options comprise fifty percent (50%) of the value of equity compensation. Stock options are granted at fair market value on date of grant determined under a Black-Scholes option valuation method, vest ratably over three years, and generally expire ten years from the date of grant.

Performance based restricted stock units comprise twenty-five percent (25%) of the value of equity compensation. The performance based restricted stock units vest in three years, assuming that the Board of Directors’ established performance metrics are met over the three-year period. The relevant performance metrics are the same as those set for the annual bonus opportunity, although not all annual bonus metrics are used with regard to performance based restricted stock units. Unlike the annual bonus opportunity, there is no graded vesting for the performance based restricted stock units, although there is the opportunity to make up a shortfall in performance in early years with outsized performance in later years.

Time based restricted stock units comprise twenty-five percent (25%) of the value of equity compensation. Time based restricted stock units vest in a cliff fashion upon the third anniversary of the date of the grant.

The number of stock options and restricted stock units that are awarded is based upon a combination of the executive’s grade level and annual base salary from which a value is derived.

Stock options and other forms of equity compensation have been granted to executive officers of the Company when the executive officer first joins the Company. The Company believes that including equity as part of a compensation package for new hires is important to attract talented individuals who are needed to enhance the short and long-term value of the Company. Additionally, this practice gives newly appointed executives an immediate interest in the long-term value of the Company.

The grant date fair value of restricted stock, restricted stock units and securities underlying stock options awarded to Named Executive Officers expensed in fiscal year 2006 in compliance with FAS 123R are reported in the Summary Compensation Table.

Other Benefits

Salary Continuation Plan.  The Company maintains a salary continuation plan under which supplemental retirement benefits are paid as a function of final pay. Following the Company’s emergence from bankruptcy, the only participant under the salary continuation plan is Mr. Whitlock, a Named Executive Officer. Benefits under the salary continuation plan are payable upon Mr. Whitlock’s termination, retirement, death or total and permanent disability, or upon a change of control, and include: (i) credits of contributions and earnings to a bookkeeping account kept for Mr. Whitlock’s benefit; and (ii) an amount equal to Mr. Whitlock’s annualized final salary at retirement. As of December 31, 2006, the value of Mr. Whitlock’s vested interest was $1,280,394.

Supplemental Savings Plan.  The Company provided to certain members of management a non-qualified supplemental savings plan. The supplemental savings plan was previously closed to new entrants and the only Named Executive Officer who participated in the supplemental savings plan was Mr. Whitlock. In 2006, the Company discontinued the plan and paid Mr. Whitlock $43,172. This amount is reflected in the Summary Compensation Table for Mr. Whitlock under “All Other Compensation.”

How Does Each Element and the Company’s Decisions Regarding the Element Fit Into the Company’s Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

The Company and the Committee seek to provide an opportunity to the executive management team to create wealth as stockholder value increases. To this end, a substantial portion of executive compensation is based on the annual and long-term achievement of measurable operating and financial metrics. Achievement of these performance metrics has a material impact on an executive’s wealth creation opportunity and annual cash compensation.

The Committee believes that its executive management team should expect to receive the majority of its compensation through components that are at risk and that annual compensation should be secondary to long-term wealth creation through the appreciation of equity.

As the Company designs its compensation programs to be related to performance, it is able to tie the wealth creation of its management team to increases in stockholder value.

Of note, the Committee regularly receives and reviews executive compensation tally sheets at its Committee meetings. The tally sheets allow the Committee to continuously monitor compensation and wealth creation vis-à-vis performance.

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EXECUTIVE COMPENSATION POLICIES

Securities Trading Policy

This policy prohibits certain executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company’s securities, as well as prohibiting the buying or selling of puts, calls or other derivatives of Company securities. In addition, this policy is designed to ensure compliance with all insider trading rules.

Deductibility of Compensation Over $1 Million

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million (including stock options and restricted stock units) paid in one year to the Named Executive Officers. Performance based compensation (including stock options and restricted stock units) is subject to an exception, provided such compensation meets certain requirements, including stockholder approval. The basic philosophy of the Committee is to periodically review the potential consequences of Section 162(m) and to strive to provide the Named Executive Officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Committee reserves the right to use its judgment to authorize compensation payments that do not comply with certain exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the Named Executive Officer’s performance.

Recoupment of Equity Awards

The Company’s employment agreements with Messrs. Holden, Black, Linzey and Fletcher include clawback provisions that require the return and/or forfeiture of performance-based payments or awards in the event any bonus payment, stock awards, or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due a restatement or reclassification of financial results of the Company or any subsidiary or affiliate. Of note, the clawback provisions do not apply to awards made pursuant to the initial executions of the employment agreements as these grants were made to induce these individuals to accept employment with the Company and are not based on future performance.

The Company’s 2005 Stock Incentive Plan includes a clawback provision requiring return and/or forfeiture of performance-based payments or awards. The provision requires that in the event any award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company or any subsidiary or affiliate, then any payments made or awards granted shall be returned and/or forfeited to the extent required and as then provided by applicable laws, regulations or listing requirements.

Policy Against Repricing Stock Options

The Company has steadfastly maintained a consistent policy against repricing stock options. We believe this is a critical element in maintaining the integrity of our equity compensation program and ensuring alignment of senior executives’ interests with the interests of our stockholders.

Perquisites and Other Personal Benefits

As a general rule, the Company does not provide perquisites and other personal benefits to its executive officers. The only exceptions to this rule are a life insurance policy provided to Mr. Holden per his 2005 employment agreement, and the providing of a vehicle and its associated tax consequences to Mr. Linzey, the Chief Operating Officer, for his travel to the shipyard for conducting business.

Compensation of the Chief Executive Officer

In January 2005, the Board named Mark Holden as President and CEO of the Company. At the same time, Mr. Holden entered into an employment agreement with the Company. The material terms of Mr. Holden’s employment agreement are described in this proxy statement under the section entitled “Employment Agreements.” In fiscal year 2006, Mr. Holden’s annualized base salary was $475,000. The determination of Mr. Holden’s compensation package was consistent with the Company’s overall compensation philosophy for other executive officers.

Mr. Holden’s annual incentive bonus for fiscal year 2006 was $505,447 which represents approximately 142% of his target bonus opportunity. As a participant in the AIP, Mr. Holden’s annual incentive bonus was based on personal goal attainment, the financial performance of the Company and accomplishments of key objectives set forth in the AIP, to include earnings per share, EBITDA, safety, SG&A as a percentage of sales, and working capital.

Pursuant to his employment contract, Mr. Holden received long-term incentive awards in amounts determined by the Committee in accordance with the factors described above for all executive officers. On February 1, 2006, Mr. Holden received 14,512 restricted stock units. The restrictions on the restricted stock units lapse three years from the date of grant. Mr. Holden also received 17,842 performance based restricted units that vest in three years, assuming that the Board of Directors’ annually established performance metrics are cumulatively met over the three-year period. In addition, Mr. Holden received an option to purchase 66,904 shares of the Company’s Common Stock with an exercise price of $16.815 per share, the fair market value of the shares on the grant date. One-third of the options vest on each of the first, second and third anniversaries of the grant date, and the term of the option is ten years following the grant date.

In recognition of Mr. Holden’s leadership during fiscal 2006, in January 2007 the Committee approved a base salary increase for Mr. Holden from $475,000 to $500,000, effective January 1, 2007. In determining the amount of Mr. Holden’s salary increase, the Committee considered his important leadership role in driving strong financial and operational performance during 2006. Achievements considered by the Committee included: (i) an increase of 32% in revenues for 2006 as compared to 2005; (ii) 2006 EBITDA of $211.8 million for an EBITDA margin of 22.0% compared to $110.9 million for 2005 with an EBITDA margin of 15.0%; (iii) the reduction of the Company’s debt by 40% in 2006; and, (iv) the continued organic growth of the Company.

Mr. Holden’s life insurance policy is similar to the life insurance provided to all company employees, but pays out at a higher multiple of his salary.

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SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)		($)	($)	($)	($)(1)	($)(2)	($)	($)

Mark R. Holden	2006	$475,000		0	$462,342	$270,335	$505,447	$13,644	$13,306(3)	$1,740,074
President and Chief Executive Officer
Christopher A. Black	2006	$295,000		0	$123,976	$73,147	$279,246	$11,321	$5,737(4)	$788,427
Senior Vice President Chief Financial Officer
W. Norbert Whitlock	2006	$325,000		0	$205,991	$118,474	$424,547	$14,890	$59,161(5)	$1,148,063
Executive Vice President Governmental Affairs
Jerry L. Linzey	2006	$307,500	(6)	0	$130,284	$69,614	$269,941	$10,870	$64,147(7)	$852,356
Senior Vice President Chief Operating Officer
Nick C. Fletcher	2006	$265,000		0	$119,781	$70,362	$250,848	$13,010	$8,900(8)	$727,901
Senior Vice President Human Resources

(1)	AIP payments received February 16, 2007 for year 2006 performance:

For Mr. Holden calculated as $475,000 x 75% x 1.4188 = $505,447

For Mr. Black calculated as $295,000 x 65% x 1.4563 = $279,246

For Mr. Whitlock calculated as $325,000 x 100% x 1.3063 = $424,547

For Mr. Linzey calculated as ($172,083 x 65% x 1.3063) + ($135,471 x 70% x 1.3063) = $269,941

For Mr. Fletcher, calculated as $265,000 x 65% x 1.4563 = $250,848

(2)	As of September 30, 2006.

(3)	$12,113 in premiums paid for a life insurance policy and its associated tax gross up per the terms of Mr. Holden’s employment contract and $1,193 in Company 401(k) contributions.

(4)	Company 401(k) contributions.

(5)	Includes Salary Continuation Plan earnings of $14,890, the Supplemental Savings Plan payout of $43,172, and $1,099 in Company 401(k) contributions.

(6)	Mr. Linzey’s annual salary was $295,000 during the period January 1 — July 31, 2006. He was promoted to Senior Vice President and Chief Operating Officer on August 1, 2006 with an annual salary of $325,000.

(7)	This total includes $300 for use of an automobile, $143 of Company paid taxes, $55,099 of reimbursed partial relocation costs and fees, and $8,605 in Company 401(k) contributions.

(8)	Company 401(k) contributions.

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Post-Employment Provisions

Pursuant to the terms of Messrs. Holden, Black, Linzey and Fletcher’s employment agreements (such agreements are described in more detail under the section entitled “Employment Agreements”), if their employment is terminated after a “change-in-control” (as defined in the respective agreements), they are entitled to receive three times the sum of (i) their base salary in effect on the day of termination and (ii) their Average Annual Bonus. Under the employment agreements, “Average Annual Bonus” is defined as: either the average bonus paid to the executive in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of their base salary, except for Mr. Holden, where 75% of his base salary shall be used. Under this formula, if any of these officers are terminated as a result of a change-in-control the payouts would be as follows: (i) Mr. Holden — $2,965,959; (ii) Mr. Black — $1,738,734; (iii) Mr. Linzey — $1,754,777; (iv) Mr. Fletcher — $1,542,059.

The terms of Mr. Whitlock’s employment are governed by the Termination Benefits Agreement, as amended and supplemented, between himself and the Company. Under this agreement, if Mr. Whitlock is terminated as a result of a change-in-control (as defined in the agreement), provided that such termination occurs within nine months following the change-in-control, then Mr. Whitlock is entitled to payment under his salary continuation plan, including (i) credits of contributions and earnings to a bookkeeping account kept for his benefit and (ii) an amount equal to his annualized final salary at retirement. As of December 31, 2006, the value of Mr. Whitlock’s account was $1,262,358 and his annualized base salary was $325,000.

Upon a “change-in-control” (as defined in the applicable nonqualified stock option agreement, incentive stock option agreement, restricted stock award agreement, and restricted stock unit award agreement), any outstanding options will immediately become fully vested and the restrictions on restricted stock and restricted stock units will fully lapse for each of the Named Executive Officers. Assuming that the triggering event took place on March 30, 2007, with the closing price of the Company’s Common Stock on NASDAQ as of that date being $31.45 and stock option values calculated based upon stock price minus the exercise price, these amounts equate to:

Mr. Holden
Unvested Stock Options $5,103,996
Unvested Performance Based Restricted Units $716,557
Unvested Time Restricted $5,338,638

Mr. Black
Unvested Stock Options $1,319,218
Unvested Performance Based Restricted Units $235,812
Unvested Time Restricted $1,379,397

Mr. Whitlock
Unvested Stock Options $2,429,178
Unvested Performance Based Restricted Units $265,313
Unvested Time Restricted $2,581,857

Mr. Linzey
Unvested Stock Options $2,393,418
Unvested Performance Based Restricted Units $238,579
Unvested Time Restricted $2,557,828

Mr. Fletcher
Unvested Stock Options $1,279,102
Unvested Performance Based Restricted Units $213,671
Unvested Time Restricted $1,360,212

EMPLOYMENT AGREEMENTS

Mark R. Holden

On January 18, 2005, the Company entered into an employment agreement with Mark R. Holden, the President and Chief Executive Officer of ACL and each of its operating subsidiaries. The initial term of the contract expires on January 18, 2008, but is subject to one-year renewals at the Company’s written election. The contract requires Mr. Holden to maintain the confidentiality of proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from the Company during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $450,000, which is subject to annual review. Mr. Holden also will be eligible for a cash bonus with a target of 75% of his base salary, as determined by the Committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Holden and the Committee. Mr. Holden will be permitted to participate in any benefit plans that are generally available to Company senior management. Under the contract, if Mr. Holden’s employment is terminated without “cause” (as defined in the contract), or if Mr. Holden terminates his employment for “good reason” (as defined in the contract), Mr. Holden shall receive a cash payment payable over a period of 18 months in equal pro rata amounts calculated as follows: 1.5 times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 75% of his base salary. Please see the discussion under “Post-Employment Provisions” for information regarding any payments due as a result of a change-in-control.

If Mr. Holden’s employment is terminated due to death, disability or without cause, or if Mr. Holden terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Holden is terminated for cause or if Mr. Holden terminates his employment without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Holden will have 12 months to exercise his vested options after his employment is terminated other than (i) for cause; or (ii) if he terminates his employment without good reason. If his employment is terminated for cause, Mr. Holden will have one day following termination to exercise his vested stock options. If he terminates his employment without good reason, Mr. Holden will have sixty days following such termination to exercise his vested stock options.

W. Norbert Whitlock

The Company entered into a Termination Benefits Agreement with W. Norbert Whitlock, the Executive Vice President Governmental Affairs of ACL, which was amended and supplemented on April 30, 2004. Because Mr. Whitlock remained employed by the Company through December 31, 2006, the term of the Termination Benefits Agreement, Mr. Whitlock is entitled to receive vested benefits under the Salary Continuation Plan. The contract requires that Mr. Whitlock maintain the confidentiality of proprietary information, refrain from soliciting Company employees during his employment and for a period of one year after termination, and refrain from inducing independent contractors, subcontractors, consultants, vendors or suppliers from canceling, withdrawing or limiting their business with the Company during his employment and for a period of two years after termination.

On May 25, 2005, Mr. Whitlock’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement were amended to provide that if Mr. Whitlock’s employment is terminated due to death or disability, or without cause, or if Mr. Whitlock terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Whitlock’s employment is terminated for cause or if Mr. Whitlock terminates his employment without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Whitlock will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause; (ii) upon his death, disability or retirement; or (iii) if he terminates his employment without good reason. If his employment is terminated for cause, Mr. Whitlock will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested options will be exercisable for a period of twelve months. Lastly, if he terminates his employment without good reason, Mr. Whitlock will have sixty days following such termination to exercise his vested stock options.

Pursuant to Mr. Whitlock’s prior employment contract he was entitled to payouts under a Supplemental Savings Plan. In 2006 Mr. Whitlock received a Supplemental Savings Plan payout of $43,172 and the Plan was terminated.

Jerry R. Linzey

On May 24, 2005, the Company entered into an employment agreement with Jerry R. Linzey, the Senior Vice President and Chief Operating Officer. The initial term of the contract will expire on May 9, 2008, but is subject to one-year renewals at the Company’s written election. The contract requires Mr. Linzey to maintain the confidentiality of proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting Company employees and customers during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $275,000, which is subject to annual review. Mr. Linzey also will be eligible for a cash bonus with a target of 65% of his base salary, as determined by the Committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Linzey and the Committee. Mr. Linzey will be permitted to participate in any benefit plans that are generally available to senior management. In addition, the Company agreed to reimburse Mr. Linzey for specified expenses incurred in connection with his duties and relocation expenses including the cost of moving his family to the Jeffersonville, Indiana area. Under the contract, if Mr. Linzey’s employment is terminated without “cause” (as defined in the contract), or if Mr. Linzey terminates his employment with the Company for “good reason” (as defined in the contract), Mr. Linzey shall receive a cash payment payable over a period of twelve months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. Please see the discussion under “Post-Employment Provisions” for information regarding any payments due as a result of a change-in-control.

If Mr. Linzey’s employment is terminated due to death, disability or without cause, or if Mr. Linzey terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Linzey is terminated for cause or if Mr. Linzey terminates his employment with the Company without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Linzey will have 12 months to exercise his vested options after his employment is terminated other than (i) for cause or (ii) if he terminates his employment with the Company without good reason. If his employment is terminated for cause, Mr. Linzey will have one day following termination to exercise his vested stock options. If he terminates his employment with the Company without good reason, Mr. Linzey will have sixty days following such termination to exercise his vested stock options.

On August 1, 2006, the Company amended Mr. Linzey’s employment agreement such that he will serve as the Chief Operating Officer through the term of his employment agreement. Mr. Linzey’s salary was adjusted to $325,000 per year, which will be reviewed annually, commencing January 1, 2007 and which may be increased but not decreased. The amendment also revised Mr. Linzey’s cash bonus target such that for the period January 1, 2006 through July 1, 2006, the target is 65% of his salary during that period, and for the period August 1, 2006 through the remainder of the term of the agreement the target shall be 70% of his salary for any such period.

Christopher A. Black

On February 22, 2005, the Company entered into an employment agreement with Christopher A. Black, Senior Vice President and Chief Financial Officer of ACL. The initial term of the contract expires on February 22, 2008, but is subject to one-year renewals at the Company’s written election. The contract requires Mr. Black to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting Company employees and customers during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $275,000, which is subject to annual review. Mr. Black also will be eligible for a cash bonus with a target of 65% of his base salary, as determined by the Committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Black and the Committee. Mr. Black will be permitted to participate in any benefit plans that are generally available to senior management. In addition, in accordance with our relocation policy, we agreed to reimburse Mr. Black for customary and reasonable relocation expenses that he and his family incurred in moving their residence to the Jeffersonville, Indiana area. As an exception to the relocation policy, Mr. Black was allowed an extension of time for temporary housing through June 4, 2005.

Under the contract, if Mr. Black’s employment is terminated without “cause” (as defined in the contract), or if Mr. Black terminates his employment for “good reason” (as defined in the contract), Mr. Black shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. Please see the discussion under “Post-Employment Provisions” for information regarding any payments due as a result of a change-in-control.

If Mr. Black’s employment is terminated due to death, disability or without cause, or if Mr. Black terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Black’s employment is terminated for cause or if Mr. Black terminates his employment without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Black will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause; (ii) upon his death, disability or retirement; or (iii) if he terminates his employment without good reason. If his employment is terminated for cause, Mr. Black will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested stock options will be exercisable for a period of twelve months. Lastly, if he terminates his employment without good reason, Mr. Black will have sixty days following such termination to exercise his vested stock options.

Nick C. Fletcher

On March 1, 2005, the Company entered into an employment agreement with Nick C. Fletcher, Senior Vice President Human Resources of ACL. The initial term of the contract expires on March 1, 2008, but is subject to one-year renewals at the Company’s written election. The contract requires Mr. Fletcher to maintain the confidentiality of proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting Company employees and customers during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $250,000, which is subject to annual review. Mr. Fletcher will also be eligible for a cash bonus with a target of 65% of his base salary, as determined by the Committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Fletcher and the Committee. Mr. Fletcher will be permitted to participate in any benefit plans that are generally available to senior management. In addition, in accordance with our relocation policy, the Company agreed to reimburse Mr. Fletcher for customary and reasonable relocation expenses that he and his family incurred in moving their residence to the Jeffersonville, Indiana area.

Under the contract, if Mr. Fletcher’s employment is terminated without “cause” (as defined in the contract), or if Mr. Fletcher terminates his employment for “good reason” (as defined in the contract),

Mr. Fletcher shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. Please see the discussion under “Post-Employment Provisions” for information regarding any payments due as a result of a change-in-control.

If Mr. Fletcher’s employment is terminated due to death, disability or without cause, or if Mr. Fletcher terminates his employment for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Fletcher’s employment is terminated for cause or if Mr. Fletcher terminates his employment without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Fletcher will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause; (ii) upon his death, disability or retirement; or (iii) if he terminates his employment without good reason. If his employment is terminated for cause, Mr. Fletcher will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested stock options will be exercisable for a period of twelve months. Lastly, if he terminates his employment without good reason, Mr. Fletcher will have sixty days following such termination to exercise his vested stock options.

GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant
			Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Date Fair
			Non-Equity			Under Equity			Shares of	Securities	Price of	Value of
			Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	the Equity
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Award
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Mark R. Holden	3/20/06	(1)	$178,125	$356,250	$534,375	—	—	—	—	—	—	—
	2/1/06		—	—	—	17,842	17,842	17,842	—	—	—	$300,013
	2/1/06		—	—	—	—	—	—	14,512	—	—	$244,019
	2/1/06		—	—	—	—	—	—	—	66,904	$16.815	$360,604
Christopher A. Black	3/20/06		$95,875	$191,750	$287,625	—	—	—	—	—	—	—
	2/1/06		—	—	—	5,452	5,452	5,452	—	—	—	$91,675
	2/1/06		—	—	—	—	—	—	4,434	—	—	$74,558
	2/1/06		—	—	—	—	—	—	—	20,444	$16.815	$110,190
W. N. Whitlock	3/20/06		$162,500	$325,000	$487,500	—	—	—	—	—	—	—
	2/1/06		—	—	—	5,948	5,948	5,948	—	—	—	$100,016
	2/1/06		—	—	—	—	—	—	4,838	—	—	$81,351
	2/1/06		—	—	—	—	—	—	—	22,302	$16.815	$120,205
Jerry R. Linzey	3/20/06		$103,323	$206,646	$309,969	—	—	—	—	—	—	—
	2/1/06		—	—	—	5,452	5,452	5,452	—	—	—	$91,675
	2/1/06		—	—	—	—	—	—	4,434	—	—	$74,558
	2/1/06		—	—	—	—	—	—	—	20,444	$16.815	$110,191
Nick C. Fletcher	3/20/06		$86,125	$172,250	$258,375	—	—	—	—	—	—	—
	2/1/06		—	—	—	4,956	4,956	4,956	—	—	—	$83,335
	2/1/06		—	—	—	—	—	—	4,032	—	—	$67,798
	2/1/06		—	—	—	—	—	—	—	18,584	$16.815	$100,165

(1)	The Committee adopted the 2006 Annual Incentive Plan (“AIP”) on March 20, 2006.

On February 1, 2006, the Committee approved grants of long-term incentive awards under the American Commercial Lines Inc. 2005 Stock Incentive Plan to certain employees of the Company. The long-term incentive award for each Named Executive Officer consists of (i) options to purchase shares of the Company’s common stock, par value $.01 (the “Common Stock”), (ii) time-vested restricted stock units and (iii) performance based restricted stock units. The number of shares included in each award and the option exercise price was calculated based upon the closing price of the Company’s Common Stock on February 1, 2006.

Performance based restricted stock units.  The performance based restricted stock units vest in full on February 1, 2009 subject to the Named Executive Officer’s continued employment with the

Company or any subsidiary or affiliate of the Company and the satisfaction of certain pre-established performance measures in fiscal years 2006, 2007 and 2008 based upon: (i) EBITDA; and (ii) earnings per share (“EPS”). The Committee of the Board will approve the annual EBITDA and EPS performance targets for each year of the three-year performance period. No shares of performance based restricted stock units are eligible to vest prior to the end of the three-year performance period unless the recipient is terminated without cause, for good reason or upon a change in control as set forth below.

Time-vested restricted stock units.  The time-vested restricted stock units vest in full on February 1, 2009 (the “Vesting Date”) subject to the Named Executive Officer’s continued employment with the Company or any subsidiary or affiliate of the Company through and including the Vesting Date.

In the event prior to the vesting of the stock options, time-vested restricted stock units or performance based restricted stock units (each, a “Grant”), the Named Executive Officer’s employment with the Company is terminated without Cause (as defined in the Stock Option Agreement and Restricted Stock Unit Agreement) or for Good Reason (as defined in the Stock Option Agreement and Restricted Stock Unit Agreement) or in the event of a change of control of the Company, the Grant shall become fully vested.

Stock options.  The stock options granted to each Named Executive Officer become exercisable in three equal annual installments beginning on February 1, 2007. The exercise price of the stock options is equal to the closing price of the Company’s Common Stock on February 1, 2006 ($16.815 per share). The stock options expire on the earlier of: (a) February 1, 2016; or (b) to the extent the stock options are vested, the date that is one day following the date the optionee’s employment with the Company or any subsidiary or affiliate of the Company is terminated for Cause (as defined in the Stock Option Agreement).

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
													Equity
													Incentive
											Equity		Plan Awards:
					Equity						Incentive		Market or
					Incentive						Plan Awards:		Payout
					Plan Awards:					Market	Number of		Value of
	Number of		Number of		Number of			Number of		Value of	Unearned		Unearned
	Securities		Securities		Securities			Shares or		Shares or	Shares,		Shares,
	Underlying		Underlying		Underlying			Units of		Units of	Units or		Units or
	Unexercised		Unexercised		Unexercised	Option		Stock		Stock	Other Rights		Other Rights
	Options		Options		Unearned	Exercise	Option	that have		that have	that Have		that have
	(#)		(#)		Options	Price	Expiration	not Vested		not Vested	not Vested		not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)		($)(2)

Mark R. Holden	148,522	(3)	300,086	(4)	—	$2.08125	1/18/2015	—		—	—		—
	—		66,904	(5)	—	$16.815	2/1/2016	—		—	—		—
	—		—		—	—	—	299,072	(6)	$9,796,103	—		—
	—		—		—	—	—	14,512	(7)	$475,341	—		—
	—		—		—	—	—	—		—	17,842	(8)	$584,415
Christopher A. Black	37,008	(9)						—		—	—		—
	—		75,136	(10)		$2.08125	2/22/2015	—		—	—		—
	—		20,444	(11)	—	$16.815	2/1/2016	74,762	(12)	$2,448,829	—		—
	—		—		—	—	—	4,434	(13)	$145,236	—		—
	—		—		—	—	—	—		—	5,452	(14)	$178,580
W. N. Whitlock	24,500	(15)	149,804	(16)	—	$2.08125	1/18/2015	—		—	—		—
	—		22,302	(17)	—	$16.815	2/1/2016	—		—	—		—
	—		—		—	—	—	149,536	(18)	$4,898,052	—		—
	—		—		—	—	—	4,838	(19)	$158,469	—		—
			—		—	—	—	—		—	5,948	(20)	$194,827
Jerry R. Linzey	—		75,136	(21)	—	$2.25	5/24/2015	—		—	—		—
	—		20,444	(22)	—	$16.815	2/1/2016	—		—	—		—
	—		—		—	—	—	74,762	(23)	$2,448,829	—		—
	—		—		—	—	—	4,434	(24)	$145,236	—		—
	—		—		—	—	—	—		—	5,452	(25)	$178.580
Nick C. Fletcher	2	(26)	112,144	(27)	—	$2.08125	2/18/2015	—		—	—		—
	—		18,584	(28)	—	$16.815	2/1/2016	—		—	—		—
	—		—		—	—	—	74,762	(29)	$2,429,765	—		—
	—		—		—	—	—	4,032	(30)	$131,040	—		—
	—		—		—	—	—	—		—	4,956	(31)	$161,070

(1)	All values in this column are based on the $32.755 value of a share of stock at close of market on December 31, 2006.

(2)	All values in this column are based on the $32.755 value of a share of stock at close of market on December 31, 2006.

(3)	On January 18, 2005, Mr. Holden received a grant of 448,608 stock options. 148,522 options vested on the first anniversary and 148,522 and 151,564 options will vest on the second and third anniversaries respectively.

(4)	See footnote 3.

(5)	On February 1, 2006, Mr. Holden received a grant of 66,904 stock options. 22,302 will vest on the first and second anniversaries. 22,300 will vest on the third anniversary.

(6)	On January 18, 2005, Mr. Holden received an award of 448,608 time-vested restricted shares. 149,536 vested on January 18, 2006, with 58,298 shares sold for taxes leaving a balance of 91,238 shares. Mr. Holden sold 91,238 vested shares on October 26, 2006. 149,536 shares will vest on the second and third anniversaries.

(7)	On February 1, 2006, Mr. Holden received an award of 14,512 time-vested restricted units. The units vest on February 1, 2009.

(8)	On February 1, 2006, Mr. Holden received an award of 17,842 performance based restricted stock units. The units will vest in full on February 1, 2009 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(9)	On February 22, 2005, Mr. Black received an award of 112,144 stock options. 37,008 shares vested on February 22, 2006. 37,008 and 38,128 shares will vest on the second and third anniversaries respectively.

(10)	See footnote 9.

(11)	On February 1, 2006, Mr. Black received an award of 20,444 stock options. 6,816 will vest on the first anniversary and 6,814 will vest on each of the second and third anniversaries.

(12)	On February 22, 2005, Mr. Black received an award of 112,144 shares of restricted stock. 37,382 shares, vested on February 22, 2006, with 12,410 shares sold for taxes leaving a balance of 24,972. On November 9, 2006, Mr. Black sold 10,000 shares leaving a balance of 14,972 vested shares. 37,382 and 37,380 shares will vest on the second and third anniversaries respectively.

(13)	On February 1, 2006, Mr. Black received an award of 4,434 time-vested restricted units. The units will vest on February 1, 2009.

(14)	On February 1, 2006, Mr. Black received an award of 5,452 performance based restricted stock units. The units will vest in full on February 1, 2009 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(15)	On January 18, 2005, Mr. Whitlock received a grant of 224,304 stock options. 74,500 options vested on January 18, 2006. 74,500 and 75,304 options will vest on the second and third anniversaries respectively. Mr. Whitlock has exercised and sold 50,000 of the January 18, 2006 vested options. As a result, 24,500 vested options remain.

(16)	See footnote 15.

(17)	On February 1, 2006, Mr. Whitlock received 22,302 stock options. 7,434 options, will vest on the first, second and third anniversaries.

(18)	On January 18, 2005, Mr. Whitlock received an award of 224,304 time-vested restricted shares. 74,768 vested on January 18, 2006, with 26,020 sold for taxes leaving a balance of 48,748. 74,768 shares will vest on the second and third anniversaries.

(19)	On February 1, 2006, Mr. Whitlock received an award of 4,838 time-vested restricted units. The units vest on February 1, 2009.

(20)	On February 1, 2006, Mr. Whitlock received an award of 5,948 performance based restricted stock units. The units will vest in full on February 1, 2009 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(21)	Mr. Linzey received a grant of 112,144 stock options on May 24, 2005. 37,008 options vested on May 24, 2006. Mr. Linzey exercised and sold these options on August 3, 2006. 37,008 and 38,128 options will vest on the second and third anniversaries respectively.

(22)	On February 1, 2006, Mr. Linzey received 20,444 stock options. One-third will vest on the first, second and third anniversaries.

(23)	On May 24, 2005, Mr. Linzey received an award of 112,144 shares of restricted stock. 37,382 vested on May 24, 2006 with 13,292 shares sold for taxes leaving a balance of 24,090. 37,382 and 37,380 shares will vest on the second and third anniversaries respectively.

(24)	On February 1, 2006, Mr. Linzey received 4,434 time-vested restricted units. The units vest on February 1, 2009.

(25)	On February 1, 2006, Mr. Linzey received an award of 5,452 performance based restricted stock units. The units will vest in full on February 1, 2009 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

(26)	Mr. Fletcher received a grant of 112,144 stock options on March 1, 2005. 37,382 shares vested on March 1, 2006. Mr. Fletcher exercised and sold 37,380 of the vested options on May 2, 2006. 37,382 and 37,380 shares will vest on the second and third anniversaries respectively.

(27)	See footnote 26.

(28)	On February 1, 2006, Mr. Fletcher received 18,584 stock options. 6,196, 6,194 and 6,194 will vest on the first, second and third anniversaries respectively.

(29)	On March 1, 2005, Mr. Fletcher received an award of 112,144 shares of restricted stock. 37,382 vested on March 1, 2006 with 12,410 sold for taxes leaving a balance of 24,972. He sold the 24,972 shares of vested restricted stock on May 2, 2006. 37,382 and 37,380 will vest on the second and third anniversaries respectively.

(30)	On February 1, 2006, Mr. Fletcher received an award of 4,032 time-vested restricted units. The units vest on February 1, 2009.

(31)	On February 1, 2006, Mr. Fletcher received an award of 4,956 performance based restricted stock units. The units will vest in full on February 1, 2009 subject to his continued employment with the Company and the Company meeting pre-established EBITDA and EPS performance measures over the three-year period.

OPTION EXERCISES AND STOCK VESTED

	Options Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on		Value Realized	Acquired on		Value Received
	Exercise		on Exercise	Vesting		on Vesting
Name	(#)		($)	(#)		($)

Mark R. Holden	—		—	149,536	(1)	$2,263,227
Christopher A. Black	—		—	37,382	(2)	$709,697
W. N. Whitlock	50,000	(3)	$1,388,735	74,768	(4)	$1,131,614
Jerry R. Linzey	37,008	(5)	$922,803	37,382	(6)	$1,009,314
Nick C. Fletcher	37,380	(7)	$969,731	37,382	(8)	$698,670

(1)	On January 18, 2005, Mr. Holden received an award of 448,608 time-vested restricted shares. 149,536 vested on January 18, 2006, with a lapse value of $15.135 per share.

(2)	On February 22, 2005, Mr. Black received an award of 112,144 time-vested restricted shares. 37,382 vested on February 22, 2006, with a lapse value of $18.985 per share.

(3)	On January 18, 2005, Mr. Whitlock received a grant of 224,304 stock options with an option price of $2.08125. 74,500 options vested on January 18, 2006. On August 3, 3006, Mr. Whitlock exercised and sold 30,000 of these vested options: 10,000 shares at $27.00; 5,000 shares at $27.05; 5,000 shares at $27.15; 5,000 shares at $27.625; and 5,000 shares at $27.625. Additionally, on November 6, 2006, Mr. Whitlock exercised and sold 20,000 of these vested options: 10,000 shares at $33.75; 9,400 shares at $33.80; 400 shares at $33.60; and 200 shares at $33.815.

(4)	On January 18, 2005, Mr. Whitlock received an award of 224,304 time-vested restricted shares. 74,768 vested on January 18, 2006, with a lapse value of $15.135 per share.

(5)	On May 24, 2005, Mr. Linzey received a grant of 112,144 stock options with an option price of $2.25. 37,008 options vested on May 24, 2006. On August 3, 2006, Mr. Linzey exercised and sold the 37,008 vested options: 15,000 shares at $27.00; 5,000 shares at $27.05; 5,000 shares at $27.15; 5,000 shares at $27.25; 3,000 shares at $27.70; and 4,008 shares at $27.625.

(6)	On May 24, 2005, Mr. Linzey received an award of 112,144 time-vested restricted shares. 37,382 vested on May 24, 2006 with a lapse value of $27.00 per share.

(7)	On March 1, 2005, Mr. Fletcher received a grant of 112,144 stock options with an option price of $2.08125. 37,382 shares vested on March 1, 2006. On May 2, 2006, Mr. Fletcher exercised and sold 37,380 vested options: 32,354 shares at $28.00; 2 shares at $28.04; 200 shares at $28.075; 800 shares at $28.115; 200 shares at $28.125; 600 shares at $28.17; 1000 shares at $28.175; 1400 shares at $28.21; 600 shares at $28.215; and 224 shares at $28.25.

(8)	On March 1, 2005, Mr. Fletcher received an award of 112,144 shares of restricted stock. 37,382 vested on March 1, 2006 with a lapse value of $18.69 per share.

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

Mark R. Holden	ACL LLC Pension Plan	1	$23,535	0
Christopher A. Black	ACL LLC Pension Plan	1	$18,709	0
W. N. Whitlock	ACL LLC Pension Plan	27	$880,275	0
Jerry R. Linzey	ACL LLC Pension Plan	1	$15,306	0
Nick C. Fletcher	ACL LLC Pension Plan	1	$20,367	0

(1)	Values of Accumulated Benefits at September 31, 2006, the ACL LLC Pension Plan’s measurement date.

Salaried Employee Pension Plans

Retirement benefits from our funded and unfunded non-contributory pension plans are based on both length of service and compensation levels. The compensation covered by the pension plans is compensation paid by ACL LLC to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement prior to 2000. Compensation items listed in the Summary Compensation Table covered by the pension plans are salary and bonus. Benefits earned before February 1, 2000 are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock. Benefits earned after February 1, 2000 are computed based on career-average base salary only. The pension plan provides for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments.

The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified pension plan, which is not funded.

NONQUALIFIED DEFERRED COMPENSATION

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions in	in Last	Withdrawals/	at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)

W. N. Whitlock Salary Continuation Plan	0	$49,658	$14,890	0	$1,280,394
Supplemental Savings Plan	0	$—	$5,391	$43,172	0

The Company maintains various qualified and nonqualified benefit plans for its employees. All salaried, full-time employees are covered or will be covered by an ERISA-qualified defined benefit retirement plan and are eligible to participate in a 401K savings plan that includes a partial company match feature.

The Company currently has one Named Executive Officer participating in a nonqualified deferred compensation program, Mr. Whitlock.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee shall not be deemed to be soliciting material nor to be filed with the SEC under the Securities Act or the Exchange Act, nor incorporated by reference in any document so filed.

During 2006, the Compensation Committee was chaired by Mr. Larsen and also included Messrs. Rouvelas and Weber. Each member of the Compensation Committee is an independent director as such term is defined under the current NASDAQ listing requirements. The duties of the Compensation Committee are summarized in this proxy statement under “Committees and Meetings of the Board of Directors — Compensation Committee” on page 11 and are more fully described in the Compensation Committee Charter which may be found on our Web site (www.aclines.com).

After reviewing and discussing with management the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company’s proxy statement on Schedule 14A for the year ended December 31, 2006.

BY THE COMPENSATION COMMITTEE

Nils E. Larsen (Chair)
Emanuel L. Rouvelas
R. Christopher Weber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Larsen, Rouvelas and Weber. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 2006, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Remainder of this page intentionally left blank.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

During 2006, the Audit Committee was chaired by R. Christopher Weber and also included Eugene I. Davis and Clayton K. Yeutter. Each member of the Audit Committee is an independent director as such term is defined under the current NASDAQ Stock Market listing requirements. The duties of the Audit Committee are summarized in this proxy statement under “Committees and Meetings of the Board of Directors — Audit Committee” on pages 10 and 11 and are more fully described in the Audit Committee Charter which may be found on our Web site (www.aclines.com).

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. While the Chairman of the Audit Committee is an audit committee financial expert as such term is defined in Item 401(h) of Regulation S-K of the Exchange Act, members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.

The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2006. The Audit Committee took a number of steps in making this recommendation for 2006, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements. During the course of these discussions, management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE AUDIT COMMITTEE

R. Christopher Weber (Chair)
Eugene I. Davis
Clayton K. Yeutter

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee Charter authorizes the Audit Committee to review and approve all transactions involving the Company and related persons (“Related Party Transactions”). Related persons include executive officers, directors and director nominees of the Company or their immediate family members, or stockholders owning five percent or greater of the Company’s Common Stock. In addition, the Company has adopted a written policy and procedures for the review, approval and ratification of Related Party Transactions. The policy covers any Related Party Transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Since the adoption of this policy in 2006, all Related Party Transactions were evaluated pursuant to this policy. Pursuant to the policy, any Related Party Transaction shall be consummated or any known Related Party Transaction shall continue only if (i) the Audit Committee approves such transaction in accordance with the guidelines set forth in this policy; (ii) the transaction is approved by the disinterested members of the Board of Directors; or (iii) the transaction involves compensation approved by the Company’s Compensation Committee.

At each regularly scheduled Audit Committee meeting, management shall recommend Related Party Transactions to be entered into by the Company. After review, the Audit Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those Related Party Transactions. Any Related Party Transactions proposed to be entered into between meetings of the Audit Committee may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

We have transactions with various related parties, primarily affiliated entities. We believe that the terms and conditions of those transactions are in the aggregate not materially more favorable or unfavorable to us than would be obtained on an arm’s-length basis among unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a).

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC on March 1, 2007. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: www.aclines.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Corporate Secretary by mail at 1701 E. Market Street, Jeffersonville, Indiana 47130, by telephone at (812) 288-0100 or by email at InvestorBoard@aclines.com.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2008 must be received by the Company by December 21, 2007. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to such annual meeting. In the event that less than 70 days notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Lawrence M. Cuculic
Vice President Legal and Secretary

Jeffersonville, Indiana
April 19, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY
IMPORTANT NOTICE TO STOCKHOLDERS
of American Commercial Lines Inc.
The Annual Meeting of Stockholders will be held on
May 21, 2007
1:00 p.m. (Eastern time)
American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING,
May 21, 2007
The undersigned, a stockholder of American Commercial Lines Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report for the year ended December 31, 2006, and revoking any proxy previously given, hereby constitutes and appoints Clayton K. Yeutter and Mark R. Holden and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held at the Headquarters, American Commercial Lines Inc., 1701 E. Market Street, Jeffersonville, Indiana 47130.
(continued and to be signed on the other side)

FORM OF PROXY
▼Please Detach and Mail in the Envelope Provided▼

☒	Please mark your votes as in this example

		For all nominees	Withhold authority to vote for all nominees
1.	For the election of	☐	☐	Nominees:	Clayton K. Yeutter
	directors				Eugene I. Davis
Mark R. Holden Richard L. Huber
Nils E. Larsen Emanuel L. Rouvelas
R. Christopher Weber
(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)
2.	For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE
PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated	, 2007

Signature of Stockholder	Dated	, 2007

NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.